Exhibit 99.1


Press Release

February 26, 2004

For Immediate Release
---------------------

For Information Contact:
Eric R. Anderson, Vice President, Investor Relations - 202.969.1866

NCRIC Group, Inc. Reports Fourth Quarter and Year-End 2003 Results

WASHINGTON, D.C. -- NCRIC Group, Inc. (NCRIC) (Nasdaq National Market: NCRI), a leading provider of medical professional liability insurance and physician practice management services in the Mid-Atlantic region, today reported operating results for the quarter and year ended December 31, 2003. NCRIC also commented on the recent adverse verdict in its hospital litigation and discussed management's outlook for 2004 and 2005.

2003 Financial Results
     o Operating results for the quarter and year ended December 31, 2003 were a net loss of $5.6 million and $4.2 million, respectively. NCRIC strengthened prior year loss reserves by $5.9 million as a result of upward development on claims reported in 2001, 2002 and 2003. The net loss per share was $0.89 and $0.65 for the quarter and year ended December 31, 2003, respectively.
     o Book value per share stood at $11.30 as of December 31, 2003, a reduction of 7%, compared to $12.07 at September 30, 2003.
     o Total revenue for the quarter was $15.3 million, up $3.0 million or 24%, compared to $12.3 million for the same period in 2002. For the twelve months ended December 31, 2003, total revenue was $61.3 million, up 44%, compared to $42.7 million for the same period in 2002.
     o Cash flow from operations was $20.6 million for the year ended December 31, 2003 compared to $3.4 million for the same period in 2002.

Segment Results - Insurance Segment
(in thousands)

                                       Three Months Ended                          Year Ended
                                           December 31,                             December 31,
                                           ------------                            --------------
                                    2003                     2002           2003                     2002
                                    ----                     ----           ----                     ----

Net premiums earned                 $  12,381                $ 8,731        $ 47,264                 $ 30,098
Net investment income                   1,524                  1,378           5,749                    5,877
Realized inv. gains (losses)               56                    473           1,901                     (131)
Other income                              218                    262           1,079                      925
                                    ---------                -------        --------                 --------
Total segment revenue                  14,179                 10,844          55,993                   36,900

Losses & LAE                           19,390                  7,757          50,473                   26,829
Underwriting expenses                   2,763                  1,909          10,013                    8,175
Other expenses                             56                     28             351                      442
                                    ---------                -------        --------                 --------
Total segment expenses                 22,209                  9,694          60,837                   35,446
                                    ---------                -------        --------                 --------
Pre-tax segment results             $  (8,030)               $ 1,150         $(4,844)                $  1,323
                                    =========                =======        ========                 ========

Net Premiums Earned
Net premiums earned for the three months ended December 31, 2003 increased by $3.7 million, or 43%, to $12.4 million from $8.7 million for the three months ended December 31, 2002. This increase primarily reflects the increase in business in force as a result of growth from new premium written, increases in premium rates effective with 2003 renewals, which average 28%, and the change in the risk retention level from $500,000 under the 2002 reinsurance program to $1 million in 2003.

Net premiums earned increased by 57% to $47.3 million for the twelve months ended December 31, 2003 from $30.1 million for the same period in 2002. This increase primarily reflects growth in policies in force as a result of net new business written combined with the rise in base premiums effective with 2002 and 2003 renewals. The increase in net premiums also reflects the change in the risk retention level and an increase in premium earned for extended reporting endorsements issued.

Direct Premiums Written
Direct premiums written were $12.2 million in the fourth quarter of 2003, an increase of $3.6 million, or 42%, over the fourth quarter of 2002. For the first twelve months of 2003, direct premiums written were $71.4 million, an increase of $19.6 million, or 38%, from the same period in 2002. This increase was due to net new business written combined with the premium rate increases effective January 1, 2003.

The distribution of premiums written shows notable growth in our market areas outside of the District of Columbia. We continue to maintain strict underwriting standards as we expand our business.

Direct Premiums Written By State
(in thousands)

                                                      Year Ended December 31,
                                                      -----------------------
                                             2003                                2002
                                             ----                                ----
District of Columbia                $ 23,216      33%                   $ 21,796      42%
Virginia                              22,640      32%                     14,863      29%
Maryland                               8,819      12%                      5,663      11%
Delaware                               8,755      12%                      1,789       3%
West Virginia                          7,368      11%                      6,695      13%
   WV - HCA                              567       0%                        993       2%
                                    --------     ----                   --------     ----
Total                               $ 71,365     100%                   $ 51,799     100%

New Premiums Written
(in thousands)

                        Three Months Ended                          Year Ended
                           December 31,                             December 31,
                           ------------                             ------------
                    2003                 2002                2003                 2002
                    ----                 ----                ----                 ----
Direct              $   82               $  573              $   618              $  2,309
Agent                2,623                1,955                9,900                11,184
                    ------               ------              -------              --------
Total               $2,705               $2,528              $10,518              $ 13,493
                    ======               ======              =======              ========

The overall level of new business produced in 2003 is lower than in 2002 due to the reduced level of new business in the District of Columbia market in 2003 and the discontinuation of two programs in West Virginia. New premiums written produced by agents in 2003 came primarily from Delaware and Virginia, the two markets targeted as our growth areas.

Losses and Loss Adjustment Expenses
(in thousands)

                                             Three Months Ended                   Year Ended
                                                December 31,                      December 31,
                                                ------------                      ------------
                                          2003                2002          2003                2002
                                          ----                ----          ----                ----
Incurred losses and LAE related to:
   Current year - losses                  $  13,403           $  6,759      $ 44,588            $ 24,063
   Prior years - development                  5,987                998         5,885               2,766
                                          ---------           --------      --------            --------

Total incurred for the period             $  19,390           $  7,757      $ 50,473            $ 26,829
                                          =========           ========      ========            ========


The increase in current year losses for the year ended December 31, 2003 reflects the following:
     1.   The increase in number of policyholders and level of premium.
     2. An increase in retention under reinsurance treaties to $1,000,000 for each and every loss in 2003 from $500,000 for each and every loss in 2002.
     3. Increased severity of reported claims. Losses were estimated taking into consideration the loss development trends that emerged during the fourth quarter. The estimate of losses for the entire year was increased during the fourth quarter to reflect this new information.

The frequency of new claims reported in the fourth quarter was the lowest experienced in 2003.

Adverse loss development emerged in 2003 as a result of the following:
     1. Upward development on claims, primarily in Virginia, in the 2001 and 2002 report years.
     2. A lower estimate of reinsurance to be recovered on losses in the 2000, 2001 and 2002 report years across all territories.

The re-estimation of loss costs produced the unfavorable development on estimated losses for prior years' claims. The results of claims closed by NCRIC, the discovery of new information on open claims, and a rising trend of higher award demands by plaintiffs impacted reserving levels.

The estimate of reinsurance amounts to be recovered from reinsurers is established primarily on historical trends and information on individual claims.

In the first nine months of 2003, we recognized in our losses a lower amount of reinsurance recoveries. The revised estimate prepared as of December 31, 2003 further reduced the amount of estimated reinsurance recoveries. The retention of losses in the 2000, 2001 and 2002 report years is $500,000 for each and every loss.

"We have completed a detailed analysis of underlying claims to confirm that these adjustments are sufficient to cover the ultimate loss costs for these years," said Rebecca B. Crunk, NCRIC's Chief Financial Officer. "For example, in the 2001 loss year in Virginia where the most significant adverse development has occurred, we reviewed each of the remaining open claims to evaluate the merits of the case. Based on the extensive reviews that we conducted in all territories for these report years, we believe that the established reserves are sufficient to cover loss exposure."

Combined Ratio Results

                            Three Months Ended             Year Ended
                               December 31,                December 31,
                               ------------                ------------
                            2003          2002          2003          2002
                            ----          ----          ----          ----
Loss and LAE ratio:
     Current year losses    108.2%         77.4%         94.3%         79.9%
     Prior years losses      48.4          11.4          12.5           9.2
                            ------        ------        ------        ------
Total Loss and LAE ratio    156.6          88.8         106.8          89.1
Underwriting expense ratio   22.3          21.9          21.2          27.2
                            ------        ------        ------        ------
Combined ratio              178.9         110.7%        128.0%        116.3%
                            ======        ======        ======        ======

The loss ratios for 2003 reflect the loss development discussed above. While total underwriting expenses in 2003 at $10.0 million are 22.5% higher than 2002 expenses, the underwriting expense ratio for 2003 is lower than the 2002 ratio as a result of the increase in net earned premiums. The primary components of underwriting expenses include commissions and premium taxes. These costs rise as a direct result of the increase in premiums.

"We are very disappointed with our 2003 operating results," stated R. Ray Pate, Jr., NCRIC's President and CEO. "The loss reserve development in the fourth quarter was based on new information on specific losses and the related revision of estimates of loss trends, primarily in report years 2001 and 2002. Looking at our results for the year, the cost for claims reported in 2003 increased as a result of our premium growth as well as an increase in our loss retention level.

However, pre-tax results were lower due to the development of losses for claims originally reported in 2001 and 2002."

Segment Results - Practice Management Services Segment
(in thousands)

                              Three Months Ended             Year Ended
                                  December 31,               December 31,
                                  ------------               ------------
                              2003          2002          2003          2002
                              ----          ----          ----          ----

Client revenue                $ 1,155       $ 1,393       $ 4,986       $ 5,886
Investment income                   9             5            15            27
Realized investment gains          20             -            20             -
                              -------       -------       -------       -------
Total segment revenue           1,184         1,398         5,021         5,913
Expenses                        1,298         1,361         5,231         5,830
                              -------       -------       -------       -------
Pre-tax segment results       $  (114)      $    37       $  (210)      $    83
                              =======       =======       =======       =======

Practice management and related revenue decreased primarily due to a reduced level of one-time consulting assignments in the HealthCare Consulting division, consistent with declines experienced in previous reporting periods. Practice management and related expenses decreased primarily due to the elimination of the client service transition expenses associated with the expiration of two employment contracts at the end of 2002.

Unaudited Consolidated Financial Summary

                                                                     NCRIC Group, Inc.
                                                Three Months Ended Dec. 31          Year Ended Dec. 31,
                                                  2003              2002          2003              2002
                                                  ----              ----          ----              ----
                                                      (in thousands)                  (in thousands)
Revenues:
Net premiums earned                             $  12,381         $  8,731        $ 47,264          $ 30,098
Net investment income                               1,640            1,397           6,008             5,915
Net realized investment gains (losses)                 77              473           1,929              (131)
Practice management and related income              1,143            1,370           4,907             5,800
Other income                                           72              291           1,155             1,013
                                                ---------         --------        --------          --------
        Total revenues                             15,313           12,262          61,263            42,695
Expenses:
Losses and loss adjustment expenses                19,390            7,757          50,473            26,829
Underwriting expenses                               2,760            1,906          10,003             8,168
Practice management expenses                        1,296            1,356           5,222             5,811
Interest expense on trust preferred securities        219               62             826                62
Other expenses                                        295              226           1,651             1,405
                                                ---------         --------        --------          --------
        Total expenses                             23,960           11,307          68,175            42,275

Income (loss) before income taxes                  (8,647)             955          (6,912)              420

Income tax provision (benefit)                     (3,003)             154          (2,694)             (322)
                                                ---------         --------        --------          --------

Net income (loss)                               $  (5,644)        $    801        $ (4,218)         $    742
                                                =========         ========        ========          ========

Net income per common share*:
Basic                                           $   (0.89)        $   0.12        $  (0.65)         $   0.11
Diluted                                         $   (0.89)        $   0.12        $  (0.65)         $   0.11

Weighted average shares outstanding:
Basic                                               6,357            6,672           6,486             6,639
Diluted                                             6,635            6,782           6,707             6,779


* For the earnings per share calculations, the share amounts for periods prior to the second step conversion and related stock offering which closed on June 25, 2003 have been revised to reflect the share exchange ratio applied in the conversion.


                                                    December 31, 2003                 December 31, 2002
                                                    -----------------                 -----------------
                                                                       (in thousands)
Total investments, at market value                    $   174,357                       $   120,120
Reinsurance recoverable                                    48,100                            43,231
Total assets                                              262,546                           202,687
Liability for losses and loss adjustment expenses         125,991                           104,022
Total liabilities                                         184,567                           154,870
Accumulated other comprehensive gain                        1,461                             2,806
Total stockholders' equity                                 77,979                            47,817



Hospital Litigation
     o On February 13, 2004, a District of Columbia Superior Court jury returned an $18.2 million verdict in favor of Columbia Hospital for Women Medical Center, Inc. (CHW) in litigation between NCRIC, Inc. and CHW.
     o In March, NCRIC will file post-trial motions, including a request to overturn the verdict or grant a new trial. If those motions are not granted, NCRIC expects to appeal to the Court of Appeals of the District of Columbia.
     o Under generally accepted accounting principles, FASB Statement No. 5 (FAS 5), Accounting for Contingencies, management is obligated to accrue a liability when it is both probable and reasonably estimable.

          Based on FAS 5, no liability has been accrued in these financial statements for any possible loss arising from this litigation. At this time there is insufficient information on which to make a reasonable estimation of potential loss, if any. There may be insufficient information on which to make a reasonable estimate of the liability before the 2003 financial statements are filed with the SEC in March 2004.
     o NCRIC has not commented on the substance of its future motions or any appellate issues in this earnings release and will not discuss these issues during its investor conference call on Friday, February 27, 2004. NCRIC's post-trial motions will be posted on our Web site at www.NCRIC.com. Copies of the opposing motions, to the extent they are available, will be posted on our Web site as well.

"We are extremely disappointed by the verdict," Pate commented. "We believe it is wrong, and we will appeal."

Outlook - Summary
     o We are projecting earnings of up to $0.40 per share for 2004 and $1.05 per share for 2005.
     o We received regulatory approval from Delaware, the District of Columbia, Maryland, and Virginia to apply our filed rate increases to all policies beginning with those that renewed on January 1, 2004.
     o We informed the West Virginia Commissioner of Insurance on January 8, 2004 of our intention to non-renew our West Virginia policyholders as their policy terms expire.
     o Through February 24, 2004, disregarding the impact of West Virginia non-renewals, approximately 93% of our policies were renewed at the 2004 filed rates.
     o The Board of Directors believes the purchase of common stock by NCRIC to be an attractive long-term investment and has granted share repurchase authority of up to 5% or approximately 284,000 shares of the outstanding public float.
     o    On December 31, 2003, Commonwealth Medical Liability Insurance Company
          (CML) was merged into NCRIC, Inc. and thereafter ceased to exist. This statutory merger is not expected to have a significant impact on our financial results.
     o Effective March 1, 2004, a financial expert, Frank Ross, will join the Board of Directors. A press release detailing Mr. Ross' background will be issued on Friday, February 27.

Outlook

2004 and 2005 Earnings Guidance
We are projecting earnings of up to $0.40 per share for 2004 and $1.05 per share for 2005. These projections are based on the successful implementation of our business model, which entails the deployment of capital in our targeted growth areas to attain a net premiums written to surplus ratio of 125%. The following six sections provide additional guidance on key areas of our operations which have an effect on the successful implementation of our business plan.

1. Premium Rates
NCRIC received regulatory approval from Delaware, the District of Columbia, Maryland, and Virginia to apply its filed rate increases to all policies beginning with those that renewed on January 1, 2004.


                                                                  Rate Increase
Jurisdiction                                         2004              2003             2002
---------------------------------------------------------------------------------------------
Delaware                                             27.0%             25.7%            12.0%
District of Columbia                                 14.8%             21.0%            11.3%
Maryland                                             28.1%             28.7%            18.0%
Virginia                                             39.7%             39.5%            18.0%

Weighted Average                                     27.0%             28.0%            14.0%

NCRIC's 2004 rates are designed to cover the cost of insurance coverage and have a targeted combined ratio of 96.5%. In addition, the 2004 rates are designed to provide a return on equity of at least 10% on deployed capital. We believe that the adverse loss development in 2003 will not impact the profitability of our 2004 rates.


2. Combined Ratio

Combined Ratio Target                       2004              2005
------------------------------------------------------------------
Year-End Total                              104.5%            96.5%

3. Policy Retention Rate
Through February 24, 2004, approximately 25% of our medical professional liability insurance policies were due for renewal. Disregarding the impact of West Virginia non-renewals, approximately 93% of these policies were renewed at the 2004 filed rates. The retention rate is consistent with our financial model for 2004.

4. Direct Premiums Written Increase
We anticipate that direct premiums written will be approximately 10% higher in 2004 compared to 2003. This projection considers the application of the 2004 rate increases to our retention rate, modest growth in our book of business, and the non-renewal of policies in West Virginia.

5. Non-Renewal of West Virginia Policies
Attempts to obtain regulatory approval for adequate rates in West Virginia have been ongoing for a significant period of time. In September 2003, NCRIC filed for a 35.2% rate increase in West Virginia to be effective January 1, 2004. On December 4, 2003, the West Virginia Department of Insurance Regulation approved a 9.8% rate increase. Because no further progress was made to secure what NCRIC believes to be an adequate rate for this risk exposure, we informed the West Virginia Commissioner of Insurance on January 8, 2004 of our intention to non-renew our West Virginia policyholders. Accordingly, notices of non-renewal have been sent to West Virginia policyholders as their policy terms expire. We believe that we have made every effort to respond to the needs of policyholders in West Virginia. We also believe that we cannot renew any further existing policies at a rate that does not meet our financial objectives.

6. Market Outlook
It is our belief that the hard market, which is characterized by increasing premium rates, a reduction in the number of professional liability insurance carriers vying for market share, and a lack of capital in the industry, will continue through 2005 and into 2006. Over this same time period, it is possible that some medical professional liability carriers may experience financial difficulties causing their withdrawal from our core market territories. We anticipate that our policyholder growth in 2004 will slow due to our rate level compared to the marketplace.

Stock Repurchase
At an Executive Committee meeting on December 30, 2003, the Board of Directors granted share repurchase authority of up to 5% or approximately 284,000 shares of the outstanding public float, or common stock held by non-affiliates. The Board believes the purchase of common stock by NCRIC to be an attractive long-term investment. Purchases of NCRIC stock will generally be effected through open market purchases and are authorized to be made during the next 12 months as, in the opinion of management, market conditions warrant. No purchases will be made during periods designated by the Securities and Exchange Commission as "blackout" periods. We believe that the current blackout period will end on March 2, 2004. Shares repurchased in the repurchase plan will be held as treasury stock and will be available for general corporate purposes. NCRIC substantially completed its stock repurchase plan that was approved by the Board of Directors on February 16, 2000.

Statutory Merger
On December 31, 2003, Commonwealth Medical Liability Insurance Company (CML) was merged into NCRIC, Inc. and thereafter ceased to exist. This statutory merger was executed after NCRIC, Inc., the parent company of CML, was approved for licensure in the states of Delaware, Virginia and West Virginia. This combination of our insurance subsidiaries will improve internal administrative efficiencies. It will also assist in marketing our medical professional liability insurance product due to NCRIC, Inc.'s superior capital position and significant brand recognition. This statutory merger is not expected to have an impact on our financial results.

Conclusion
Mr. Pate noted that despite the challenges posed by the hospital premium collection litigation verdict and the loss reserve adjustments, NCRIC continues to be well positioned to carry out its business plan. "We have successfully deployed a significant amount of capital in our growth areas as evidenced by the rise in direct premiums written in Delaware and Virginia in 2003. We are very likely now the market share leader in both of these states. We acknowledge the frustration that accompanies setbacks, however, our business model is intact and we anticipate continued progress toward our return on equity target in 2004."

Investor Conference Call
An investor conference call to discuss NCRIC Group's fourth quarter and year 2003 results will be held at 9:00 a.m., EST, on Friday, February 27, 2004. Investors and analysts may access the conference call by dialing (800) 915-4836. All participants are requested to call in at least ten minutes prior to the start of the conference to register. The listen-only audience will be provided an opportunity to submit appropriate questions following management's remarks and these questions will be responded to as time permits. The conference call will also be Webcast in a listen-only format on Streetevents.com and through the Investor Relations section of NCRIC's corporate Web site at www.NCRIC.com. The Webcast will be archived and will be available until April 2, 2004 at NCRIC.com and at Streetevents.com.

Safe Harbor Information
Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. These forward-looking statements include: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; and estimates of our risks and future costs and benefits. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

     o general economic conditions, either nationally or in our market area, that are worse than expected;
     o    price competition;
     o inflation and changes in the interest rate environment and performance of financial markets;
     o    adverse changes in the securities markets;
     o    changes  in  laws  or   government   regulations   affecting   medical
          professional liability insurance and practice management and financial services;
     o    NCRIC, Inc.'s concentration in a single line of business;
     o    our ability to successfully integrate acquired entities;
     o    changes to our ratings assigned by A.M. Best;
     o    impact of managed healthcare;
     o uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;
     o    the cost and availability of reinsurance;
     o changes in accounting policies and practices, as may be adopted by our regulatory agencies and the Financial Accounting Standards Board; and
     o    changes in our organization, compensation and benefit plans.

We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and wish to advise readers that the factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About NCRIC Group, Inc.
NCRIC Group, Inc. (NCRIC) is a healthcare financial services organization that assists individual physicians and groups of physicians in managing their practices by providing medical professional liability insurance, practice management and financial services, and employee benefits plan design and pension administration. In addition to its headquarters in Washington, D.C., NCRIC has offices in Richmond, Fredericksburg and Lynchburg, Virginia as well as Greensboro, North Carolina and provides services to more than 5,000 physician clients.

For further information, contact Eric R. Anderson, Vice President, Investor Relations; 1115 30th Street, NW, Washington, D.C. 20007; 202.969.1866, ext. 3102; anderson@ncric.com; or consult NCRIC's Web site, www.NCRIC.com.

                                               ###

February 26, 2004